Exhibit 10.1

9653 S 700 E
Sandy, UT 84070

Contractors agreement between Golden Eagle International, Inc. and Avcon Servies, Inc. On Behalf of Tracy A. Madsen

This agreement is made between Golden Eagle International, Inc. (Client) and Avcon Services, Inc. (Contractor). This agreement will become effective on August 12, 2013.

Services to be Performed
Contractor agrees to perform the following services; providing Tracy A. Madsen as the Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of Golden Eagle International, Inc. and for the completion of duties pursuant to these offices.

Payment
In consideration for the services to be performed by Contractor, Client agrees to pay Contractor at $2,000 per month as a base rate plus additional fees for additional services provided related to the preparation and filing of Forms 10-Q and 10-K, proxy statements and travel and time related to the sale of the Gold Bar mill. Additionally, Client is to be paid $2,000 per month for services provided during June and July 2013 plus the share of fees for service provide August 1, 2013 through August 12, 2013.

Terms of Payment
Contractor shall submit an invoice to Client on the last day of each month, beginning August 31, 2013. Client shall pay Contractors fee within ten (10) days of receiving the invoice.

Expenses
Client shall be responsible for all expenses incurred while performing services under this Agreement.

Independent Contractor Status
Contractor is an independent contractor, not Client's employee. Contractor's employees or contract personnel are not Client's employees. Contractor and Client agree to the following rights consistent with an independent contractor relationship.

1. Contractor has the right to perform services for others during the term of this Agreement, as long as those services are not directly competitive to Client’s business.

2. Contractor has the sole right to control and direct the means, manner and method by which the services required by this Agreement will be performed Contractor has the right to perform the services required by this Agreement at any place, location, or time

3. Contractor will furnish all equipment and materials used to provide the services required by this Agreement.

4. Contractor shall not receive any training from the Client in the skills necessary to perform the services required by this Agreement

5. As the Contractor, you acknowledge and agree that:  (i) you will perform the Services described herein as a self-employed, independent contractor; (ii) such Services shall not render you an agent, representative or employee of the Company; (iii) you will not be carried on the payroll of the Company nor entitled to any benefits that the Company may provide for its employees; (iv) you are not and will not be an employee of the Company under the meaning or application of any federal, state or local unemployment insurance laws, or old age benefit law, or other social security laws or workmen's compensation or industrial law, or any other law, ordinance, rule or regulation, or otherwise, and you will assume all liabilities and obligations imposed by any one or more of such laws, ordinances, rules and regulations with respect to the performance of this Agreement; (v) you will be solely responsible for all income taxes, FICA, and similar taxes with respect to the Services; and (vi) you shall comply with all federal, state and local laws and regulations in connection with your Services hereunder.

Business Permits, Certificates, and Licenses
Contractor has complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement

State and Federal Taxes
Client will not:

1. Withhold FICA (Social Security and Medicare taxes) from Contractor's payments or make FICA payments on Contractor's behalf

2. Make state or federal unemployment compensation contributions on Contractor's behalf, or

3. Withhold state or federal income tax from Contractor's payments Contractor shall pay all taxes incurred while performing services under this Agreement - including all applicable income taxes and, if Contractor is not a corporation, self employment (social security) taxes. Upon demand, Contractor shall provide Client with proof that such payments have been made.

Fringe Benefits
Contractor understands that neither Contractor nor Contractors employees or contract personnel are eligible to participate in any employee pension, profit sharing, health, vacation pay, sick pay, or other fringe benefit plan of Client. If Contractor is later classified as Client's employee, Contractor expressly waives Contractor's rights to any benefits to which he or she was, or might have become, entitled.

Workers' Compensation
Client shall not obtain worker's compensation insurance on behalf of Contractor or Contractor's employees. If Contractor hires employees to perform any work under this Agreement, Contractor will cover them with the workers' compensation insurance and provide Client with a certificate of workers' compensation insurance before employees begin the work.

Unemployment Compensation
Client shall make no state or federal unemployment compensation payments on behalf of Contractor or Contractor's employees or contract personnel. Contractor will not be entitled to these benefits in connection with work performed under this Agreement. Contractor shall indemnify and hold Client harmless from any loss or liability arising from performing services under this Agreement.

Terminating the Agreement
With reasonable cause, either Client or Contractor may terminate this Agreement, effective immediately upon giving written 60 day notice.
Reasonable cause includes:
· A material violation of this Agreement, or
. Any act exposing the other party to liability to others for personal injury, property damage, or professional loss

 Applicable Law
This agreement will be governed by the laws of the state of Utah.

Notices
All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:
. When delivered personally to the recipient's address as stated on this Agreement
· Three days after being deposited in the United States mail, with postage prepaid to the recipient's address as stated on this Agreement, or
· When sent by fax or e-mail to the last fax number or email address of the recipient known to the person giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first class mail, or the recipient delivers a written confirmation of receipt.

Resolving Disputes
If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by both parties. If the dispute is not resolved within 30 days after it is referred to the mediator, any party may take the matter to court. If any court action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs, and expenses in addition to any other relief to which he or she may be entitled.

Please sign below to indicate your agreement with the foregoing, and return one original of this letter to our attention.  The copy is for your files

AGREED TO AND ACCEPTED:

/s/Terry C. Turner
Signature of Client

Terry C. Turner, Chairman of the Board of Directors, Golden Eagle International, Inc.

/s/Tracy A. Madsen
Signature of Contractor

Tracy A. Madsen, President, Avcon Services, Inc.

August 12, 2013